December 6, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for Bitech Pharma, Inc.(“the Company”) and, under the date of September 22, 2006, we reported on the financial statements of the Company as of and for the years ended June 30, 2006 and 2005. On December 6, 2006, our appointment as the independent registered public accounting firm was terminated. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated December 6, 2006 and we agree with the statements made in paragraphs (2), (3) and (7) in such report.

Very truly yours,

/s/: Rotenberg & Co., LLP
Rotenberg & Co., LLP